Exhibit 10.25

Letter Agreement Regarding Severance Benefits

The purpose of this letter agreement (hereafter, “Agreement”), dated and effective as of March 12, 2012 (hereafter, “Effective Date”) is to confirm the mutual understanding of NextWave Wireless Inc., a Delaware corporation (hereafter, “Company”) and Frank A. Cassou (hereafter, “Executive”) regarding the provision of certain severance benefits to Executive which are not otherwise provided in accordance with the Company’s standard employee benefit offerings.

Termination

The Company recognizes that Executive’s contribution to the Company’s success has been and will be substantial; and the Company wishes to encourage the Executive to remain with and devote full time and attention to the business affairs of the Company and wishes to provide income protection to Executive for a period of time in the event of an involuntary termination of his employment without Cause (as hereinafter defined) or a voluntary termination of his employment for Good Reason (as hereinafter defined). A termination of Executive’s employment by the Company for “Cause”, for the purpose of this agreement shall mean any termination relating to: (i) any act or acts constituting a felony or any other crime involving moral turpitude; and/or (ii) any material failure by Executive to perform his duties as described in this Agreement in a manner consistent with his position, but only after the Company delivers to a written notice of such failure at least sixty (60) business days prior to the effective date of the Executive’s termination of his employment for a material failure or violation, which notice shall set forth the specific actions, inactions, violations or failures of the Executive that, in the Company’s view, permit the Company to terminate his employment for a material failure or violation, and the Executive shall fail or refuse, within the thirty (30) business day period following his receipt of such notice, to either discontinue the actions or inactions, or otherwise cure or correct the deficiencies or behaviors, that were set forth in such notice as grounds for the Company terminating his employment, unless such deficiencies cannot be cured within such thirty (30) business day period then Executive shall have diligently commenced such cure or correction but in no event shall the cure period exceed ninety (90) days. A termination of Executive’s employment by Executive for “Good Reason” shall mean any termination (x) arising out of or related to: (i) a diminution in Executive’s rate of salary; (ii) a material diminution in or cancellation or revocation of any material benefit plan in which Executive currently participates, including without limitation health and life insurance benefits or the long-term incentive award currently held by the Executive; (iii) a diminution in Executive’s authority, duties, or responsibilities, as determined by Executive in his sole discretion; or (iv) a material breach by the Company of this Agreement; or (y) occurring for any reason within 90 days after the date of a Change in Control (as defined below) of the Company.

In the event that Executive’s employment with the Company is terminated for either Good Reason or without Cause (hereafter, either a “Company Termination”), the Company shall deliver the following to Executive: (i) all accrued salary and wages as of the date of termination; (ii) accrued vacation as of the date of termination and (iii) that sum equal to one (1) year of Executive’s base salary then in effect (hereafter, the “Termination Payment”). In the event of such Company Termination, the Termination Payment, accrued wages, and accrued vacation shall be delivered to Executive within three (3) calendar days after the effective date of the Company Termination; provided, however, that the Termination Payment may be delayed to the extent described in the paragraph below captioned “Section 409A” with respect to the requirements of Section 409A (as defined below) regarding “specified employees”, as applicable. In the event of such a delay, the amount of the Termination Payment will be placed in an escrow account (consistent with Section 409A) and will be transferred automatically to Executive's personal account on the payment date specified in the paragraph below captioned “Section 409A”. The Company further represents and agrees that, in the event of a Company Termination, unless restricted or prohibited by applicable law, it shall provide continued medical, dental and vision insurance coverage for Executive and each of his eligible dependents, at the Company’s expense, for a period of twelve (12) months after the effective date of the Company Termination, of a kind and quantity provided to Executive and his eligible dependants prior to such Company Termination (hereafter, the “Company Termination Insurance Benefit”). In the event that the Company is unable to provide such coverage, the Company agrees to pay Executive reimbursement of the cost of Executive’s (and his eligible dependents’) obtaining medical, dental and vision coverage of a kind and quantity provided to Executive and his eligible dependants prior to such Company Termination until twelve (12) months after the date of termination of employment, payable in accordance with the Company’s customary payroll practices, subject to Executive’s providing the Company with appropriate documentation as requested by the Company in connection therewith. Executive shall be entitled to continue to participate in the Company’s benefit plans to the extent, for the duration and on the terms provided by COBRA or similar state law following the conclusion of the Company Termination Insurance Benefit.

In the event that Executive’s employment is terminated by the Company for Cause, the Company shall, within three (3) days after the effective date of such termination for Cause, deliver to the Executive all accrued wages and salary owed to Executive.

For purposes of this Agreement, a “Change in Control” shall mean the occurrence of any one of the following events:

(a) any “person” (as defined in Section 3(a)(9) of the Exchange Act, and as modified in Section 13(d) and 14(d) of the Exchange Act) other than (A) the Company or any of its subsidiaries, (B) any employee benefit plan of the Company or any of its subsidiaries, (C) any Affiliate (meaning, with respect to any person or entity, any other person or entity that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the person or entity in question, the term “control” meaning the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through ownership of voting securities, by contract or otherwise), (D) a company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the Company, or (E) an underwriter temporarily holding securities pursuant to an offering of such securities (a “Person”), becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting securities of the Company then outstanding;

(b) the consummation of any merger, organization, business combination or consolidation of the Company or one of its subsidiaries with or into any other entity or organization; provided, however, that a merger, reorganization, business combination or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding securities which represent immediately after such merger, reorganization, business combination or consolidation more than 50% of the combined voting power of the voting securities of the Company or the surviving company or the parent of such surviving company shall not be covered by this subparagraph (b);

(c) the consummation of a sale, lease, transfer, conveyance or other disposition (including by merger or consolidation) by the Company in one or a series of related transactions, of all or substantially all of the Company’s assets, other than any such transaction if the holders of the voting securities of the Company outstanding immediately prior thereto hold securities immediately thereafter which represent more than 50% of the combined voting power of the voting securities of the acquiror, or parent of the acquiror, of such assets; or

(d) individuals who, as of the Effective Date, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election by the Board, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a director of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either (i) an actual or threatened election contest (as such terms are used in Rule 14A-11 of Regulation 14A promulgated under the Exchange Act) with respect to the election or removal of directors or an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board or (ii) a plan or agreement to replace a majority of the directors of the Board then comprising the Incumbent Board.

Section 409A

Notwithstanding any provision of this Agreement to the contrary, if, at the time of the Executive’s termination of employment with the Company, Executive is a “specified employee” as defined in Section 409A (together with the regulations and guidance promulgated thereunder, “Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), and one or more of the payments or benefits received or to be received by Executive pursuant to this Agreement cannot be paid or provided at the time otherwise provided under this Agreement without subjecting Executive to an additional tax, interest and/or penalties under Section 409A, then any such payment or benefit that is payable during the first six months following Executive’s “separation from service” (as such term is defined by Section 409A) shall be paid or provided to Executive (or

Executive’s estate in the event of Executive’s death) in a lump sum cash payment (together with interest on such amount during the period of such restriction at a rate per annum equal to the applicable federal short-term rate (compounded monthly) in effect under Section 1274(d) of the Code on the date of Executive’s termination of employment with the Company) on the earlier of (A) the first business day of the seventh calendar month immediately following the month in which Executive’s “separation from service” (as defined above) occurs, or (B) the date of Executive’s death. The provisions of this Section shall only apply to the extent required to avoid Executive’s incurrence of any penalty tax or interest under Section 409A. In addition, if any provision of this Agreement would cause Executive to incur any penalty tax or interest under Section 409A, the Company may reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A. This Agreement is intended to comply with the requirements of Section 409A. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that no payments due under this Agreement shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code. For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment. In no event may Executive, directly or indirectly, designate the calendar year of any payment hereunder.

All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the Effective Date.

NEXTWAVE WIRELESS INC.

By:	/s/ Robert Symington
Name:	Robert Symington
Title:	Chairman, Compensation Committee

By:	/s/ Frank A. Cassou
Name:	Frank A. Cassou
Title:	Executive Vice President and Chief Legal Counsel